First Amendment to 894 Ross Drive lease dated June 20, 1996.

Exhibit 10.11

          This First Amendment to Lease (the “Amendment”) is entered into on June 20,1996 (the “Effective Date”) by and between ROSS DRIVE INVESTORS, a California general partnership (“Landlord) and VERITY, INC., a Delaware corporation (“Tenant”).

RECITALS

          A.          Landlord and Tenant have previously entered into a Lease dated January 22,1996, as amended by the First Addendum to Lease of the same date (the “First Addendum”) (collectively “Lease”), respecting premises commonly known as 894 Ross Drive, Sunnyvale, California, and as more particularly described in the Lease (the “Premises”).

          B.          There currently exists some space in the Premises, which has not yet been delivered to Tenant, consisting of (i) approximately 2,363 square feet of space, as shown on the cross-hatched map attached hereto as Exhibit “A” (the “Remaining Space”) and (ii) an additional 150 square feet of space, currently utilized by another  tenant of Landlord, as shown on the cross-hatched map attached here to as Exhibit “B” (the “Storage Space”).

          C.          The parties hereby enter into this Amendment in order to modify Tenant’s obligations to pay rent and its share of costs with respect to the Remaining Space and the Storage Space, as well as to specify Landlord’s obligations to complete certain tenant improvement work. Unless otherwise defined, all terms used herein shall have the same meanings as given them in the Lease.

AGREEMENT

          1.          Delivery of Storage Space.  The Storage Space shall be deemed to be part of  Suite 205, as defined in paragraph 5 of the First Addendum. The Lease Term for the Storage Space shall begin on the Expansion Space Commencement Date for Suite 205 and the Storage Space shall otherwise be subject to all of the provisions of Paragraph 5 of the First Addendum

          2.          Base Monthly Rent.  Notwithstanding Paragraph 5 of the First Addendum or any other provision in the Lease lo the contrary. Tenant’s obligations to pay Base Monthly Rent, Tenant’s share of Common Operating Expenses or any other monetary obligations under Lease, shall not commence with respect to the Remaining Space and the Storage Space until Landlord delivers possession of the Remaining Space and the Storage Space, respectively, to Tenant.

          3.          Change In Other Terms.  The Lease contemplated that the Storage Space would be a part of the Premises from the Commencement Date of the Lease. Accordingly, based oh the postponement of the time when Tenant will receive possession of the Storage Space, the following changes to the Lease shall be effective until the Expansion Space Commencement Date for the Storage Space:

A. Base Monthly Rent shall be as follows: Months 1 -24 $31,999.80 per month; Months 25-60 $34,694.52; Months 61-84 $38,736.60; and Months 85-105 $41,768.16

B. Tenant’s Share shall be 76.69%.

          4.          Delivery of Remaining Space.  Landlord shall deliver possession of the Remaining Space on or before 5:00 p.m. on June 27,1996 (the “Delivery Date”), as delivery of possession is contemplated by Paragraph 2.2(i) of the Lease. In addition to Tenant’s other remedies, if such delivery of possession is not made at such time, and for each day thereafter that Landlord delays delivery of the Remaining Space to Tenant, Landlord shall pay to Tenant One Thousand Dollars ($1,000), up to a maximum of Ten Thousand Dollars ($10,000), until possession of the Remaining Space is delivered to Tenant. Landlord acknowledges and agrees that if Landlord fails to deliver possession of the Remaining Space to Tenant on or before the Delivery Date, Tenant will sustain damages and loss as a result of such failure (“Damages”). By placing their initials here, Landlord:            and Tenant:            agree that the exact amount of the Damages will be extremely difficult to ascertain. Accordingly, Landlord and Tenant agree that Tenant shall be entitled to recover from Landlord, as liquidated damages and not as a penalty, the amounts set forth in the Paragraph. Landlord and Tenant hereby agree that the amounts set forth in this Paragraph are a reasonable estimate of the Damages which Tenant will sustain by reason of Landlord’s failure to deliver possession of the Remaining Space.

          3.          Tenant Improvements.  At its sole cost and expense, Landlord shall complete the tenant improvement work shown on Exhibit “C” hereto prior to delivery of possession of the Remaining Space to Tenant.

          IN WITNESS WHEREOF, the parties hereby enter into this Agreement as of the Effective Date.

LANDLORD:	TENANT:

ROSS DRIVE INVESTORS	VERITY, INC.,
a California general partnership	a Delaware corporation

By:	By:

Michael J. Biggar	Timothy J. Moore
Manager	Vice President
Strategic Investments and General Counsel